 Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-26818 and 333-65053) and Form S-8 (File Nos. 33-27396, 333-23393, 333-41113 and 333-41157) of Puget Sound Energy, Inc. of our report dated February 10, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Seattle, Washington

March 15, 2000